SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

____________________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2006

TII NETWORK TECHNOLOGIES, INC. (Exact Name of Registrant as Specified in Charter)

DELAWARE (State of Incorporation)
1-8048	66-0328885
(Commission File No.)	(IRS Employer Identification No.)

1385 Akron Street, Copiague, New York 11726
(Address of Principal Executive Offices) (Zip Code)

(631) 789-5000
(Registrant's telephone number, including area code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

        Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

        Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

        Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

        Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement
Item 2.01	Completion of Acquisition or Disposition of Assets

        On June 27, 2006, the Company purchased, pursuant to an Agreement dated February 27, 2006, from The Community Programs Center of Long Island, Inc. (the “Seller”) an approximately 20,000 square foot building located at 141 Rodeo Drive, Edgewood, New York for a purchase price of $2.8 million. The Company intends to consolidate its two existing leased New York facilities into this new building (and terminate the leases for those facilities) in late 2006 and is assessing the potential of consolidating its Puerto Rico operations into this facility in the future. The Company’s Board of Directors has approved the expenditure of up to an additional $2.5 million to expand and improve, prior to the Company’s moving into, this new facility. The Company funded the purchase of the facility, and intends to fund the improvements, with its existing cash.

        This transaction was discussed in Note 9 to the Unaudited Condensed Consolidated Financial Statements, and in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section, contained in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2006. There were no relationships, other than in respect of the transaction, between the Seller or its affiliates and the Company or any of the Company’s affiliates, directors, officers or any associates of any director or officer of the Company.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired:	None

(b)	Pro Forma Financial Information:	None

(c)	Exhibits:

2.1	Agreement, dated as of February 27, 2006, by and between The Community Programs Center of Long Island, Inc. and the Company.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

TII NETWORK TECHNOLOGIES, INC.

Date: June 30, 2006

By: /s/ Kenneth A. Paladino Kenneth A. Paladino, Vice President-Finance, Chief Operating Officer and Treasurer

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement, dated as of February 27, 2006, by and between The Community Programs Center of Long Island, and the Company.

4